EXHIBIT 12.1
ALEXANDRIA REAL ESTATE EQUITIES, INC.
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(in thousands, except ratios)

	Three Months Ended March 31, 2017		Years Ended December 31,
			2016		2015		2014		2013	2012

Income (loss) from continuing operations before noncontrolling interests (a)	$47,194		$(49,615)		$144,506		$104,991		$139,349	$96,712
Add: interest expense	29,784		106,953		105,813		79,299		67,952	69,184
Subtract: noncontrolling interests in income of subsidiaries that have not incurred fixed charges	(5,844)		(16,102)		(1,897)		(4,856)		(954)	(955)
Earnings available for fixed charges (b)	$71,134		$41,236		$248,422		$179,434		$206,347	$164,941

Fixed charges:
Interest incurred	$42,948		$159,403		$142,353		$126,287		$128,038	$131,424

Preferred stock dividends	3,784		20,223		24,986		25,698		25,885	27,328
Preferred stock redemption charge	11,279		61,267		—		1,989		—	5,978
Total combined fixed charges and preferred stock dividends	$58,011		$240,893		$167,339		$153,974		$153,923	$164,730

Consolidated ratio of earnings to fixed charges	1.66	(c)	0.26	(d)	1.75	(e)	1.42	(f)	1.61	1.26	(g)

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.23	(c)	0.17	(d)	1.48	(e)	1.17	(f)	1.34	1.00	(g)

(a)	Includes gains on sales of land parcels that are not attributable to discontinued operations and excludes equity in earnings from unconsolidated joint ventures.

(b)
For purposes of calculating the consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income from continuing operations before noncontrolling interests and interest expense less noncontrolling interests in income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest incurred (including amortization of deferred financing costs and capitalized interest).

(c)
Ratios for the three months ended March 31, 2017, include the effect of losses on early extinguishment of debt aggregating $0.7 million and a preferred stock redemption charge of $11.3 million. Excluding the impact of losses on early extinguishment of debt and the preferred stock redemption charge, the consolidated ratio of earnings to fixed charges and the consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2017, were 1.67 and 1.54, respectively.

(d)
Ratios for the year ended December 31, 2016, include the effect of losses on early extinguishment of debt aggregating $3.2 million, a preferred stock redemption charge of $61.3 million, and impairment of real estate of $209.3 million. Excluding the impact of losses on early extinguishment of debt, the preferred stock redemption charge, and the impairment of real estate, the consolidated ratio of earnings to fixed charges and the consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2016, were 1.59 and 1.41, respectively.

(e)
Ratios for the year ended December 31, 2015, include the effect of losses on early extinguishment of debt of $189 thousand and impairment of real estate of $23.3 million. Excluding the impact of losses on early extinguishment of debt and the impairment of real estate, the consolidated ratio of earnings to fixed charges and the consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2015, were 1.91 and 1.62, respectively.

(f)
Ratios for the year ended December 31, 2014, include the effect of losses on early extinguishment of debt aggregating $525 thousand, a preferred stock redemption charge of $2.0 million, impairment of land parcel of $24.7 million, and impairment of real estate of $27.0 million. Excluding the impact of losses on early extinguishment of debt, the preferred stock redemption charge, the impairment of land parcel, and the impairment of real estate, the consolidated ratio of earnings to fixed charges and the consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2014, were 1.83 and 1.52, respectively.

(g)
Ratios for the year ended December 31, 2012, include the effect of losses on early extinguishment of debt aggregating $2.2 million, a preferred stock redemption charge of $6.0 million, impairment of land parcel of $2.1 million, and impairment of real estate of $11.4 million. Excluding the impact of losses on early extinguishment of debt, the preferred stock redemption charge, the impairment of land parcel, and the impairment of real estate, the consolidated ratio of earnings to fixed charges and the consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2012, were 1.42 and 1.13, respectively.